NEWS
For Immediate Release

For additional information contact:

Marty Schwenner
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Announces First Quarter Fiscal 2014 Results

Q1 Highlights

•	Net sales of $24.1 million decreased 4% from the prior year first quarter, mainly due to lower sales into elevator and mining markets. Q1 bookings totaled $25.6 million.

•	Despite lower sales volume, Q1 gross margin improved to 33.8% of sales, up 130 basis points over prior year Q1 gross margin of 32.5% of sales.

•	Income from operations increased nearly 80% over last year’s first quarter to $1.4 million, and earnings per share from continuing operations more than doubled to $.35 per share.

Menomonee Falls, Wis., May 7, 2014 -- Magnetek, Inc. (“Magnetek” or “the Company”, NASDAQ: MAG) today reported the results of its first quarter of fiscal year 2014, ended March 30, 2014.

First Quarter Results

In the first quarter of fiscal 2014, Magnetek recorded revenue of $24.1 million, a 4% decrease from the first quarter of fiscal 2013. The decrease in sales from the prior year quarter reflects sales declines of products for elevator and mining markets. Despite the lower sales volume, first quarter earnings per share from continuing operations increased to $.35 per share compared to prior year earnings from continuing operations of $.16 per share, mainly due to improved gross margins and lower pension expense.
“Challenging conditions persisted in most of our served markets during the first quarter, particularly in mining markets. We also experienced moderating demand in our served elevator markets due to customer inventory adjustments as well as seasonal factors in material handling markets, all of which resulted in a year-over-year decline in sales. However, our profitability improved significantly over last year, as we executed efficiently, drove our gross margins higher, and benefitted from reduced pension expense,” said Peter McCormick, Magnetek’s president and chief executive officer.
Gross profit amounted to $8.2 million (33.8% of sales) in the first quarter of 2014 versus $8.1 million (32.5% of sales) in the same period a year ago. The increase in gross profit and gross margin was primarily due to increased efficiency and lower overhead expenses.
Total operating expenses, consisting of research and development (“R&D”), pension expense and selling, general, and administrative costs, were $6.7 million in the first quarter of 2014, compared to $7.3 million in the first quarter of fiscal 2013. Compared to the prior year, most of the decrease in operating expenses was due to lower pension expense and, to a lesser extent, lower R&D expenses, partially offset by increased incentive compensation provisions.
Income from continuing operations after provision for income taxes in the first quarter of fiscal 2014 was $1.2 million, or $.35 per diluted share, compared to after-tax income from continuing operations of $0.5 million, or $.16 per diluted share, in the same period last year.
Including the results of discontinued operations, the Company recorded net income of $.31 per diluted share in the first quarter of 2014 versus net income of $.14 per diluted share in the first quarter of fiscal 2013.
Unrestricted cash balances increased by $0.5 million during the first quarter of fiscal 2014 to $15.4 million at March 30, 2014.

Operations and Outlook

Total first quarter 2014 bookings were $25.6 million, resulting in a book-to-bill ratio for the quarter of 106%. Total Company order backlog was $13.7 million at March 30, 2014, up 7% from $12.8 million at December 29, 2013.
“Market conditions were quite soft early in 2014, but our business activity picked up strongly later in the quarter, and we booked about 45% of our first quarter orders during the month of March. Material handling markets are seasonally slower in the March quarter, so we would expect sales in the second quarter to increase modestly from the $18 million level of the first quarter. While sales into elevator markets were just over $5 million in the first quarter, bookings were nearly $6 million, so we should also see an uptick in elevator sales in the second quarter. Conditions in mining markets remain extremely challenging, and we expect mining to remain difficult throughout 2014,” said Mr. McCormick. “We’re cautiously optimistic that the first quarter was the low point for us in terms of sales levels, and that the momentum we experienced late in the first quarter can continue into the second quarter and the remainder of the year,” continued Mr. McCormick.
“Our stated strategy for some time now has been to enhance the value of the Company by focusing on organic growth opportunities, consistently generating cash, and reducing our pension obligation. Over the past several years, we’ve been very successful with cash generation, and have deployed that cash through investments in our business and contributions to our pension plan. We’re finally seeing the benefit of years of significant contributions to our pension plan in the form of a lower pension obligation and reduced pension expense, which has enhanced the value of the Company,” continued Mr. McCormick. “What we haven’t seen in our business in recent quarters is robust organic growth, which we believe has largely been a function of end market conditions characterized by a continuing reluctance to invest. We’re continuing efforts to enter new markets and geographies, but some of these growth initiatives have a longer-term horizon. We’ve responded by taking actions to align our cost structure with our sales volume to better assure achievement of consistent profitability and cash flow. In summary, we believe our strategy to enhance value remains sound, and our profitability and cash flow are healthy even at current volumes. We began to see signs of improvement in market conditions near the end of the first quarter, and we believe we are well-positioned to achieve our growth objectives over time as end market conditions continue to improve going forward,” concluded Mr. McCormick.

Company Webcast

This morning, at 11:00 a.m. Eastern daylight time, Magnetek management will host a conference call to discuss Magnetek’s first quarter 2014 results. The conference call and accompanying slide presentation will be webcast live on the “Investor Relations” page of the Company’s website at www.magnetek.com. Institutional investors may also access the webcast at www.streetevents.com. A replay of the webcast will be available on the “Investor Relations” page of Magnetek's website for at least ninety days. A replay of the call will also be available through May 14, 2014, by phoning 630-652-3042 (passcode 3708 4689 #).
Magnetek, Inc. (NASDAQ: MAG) manufactures digital power and motion control systems used in material handling, people moving and energy delivery. The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa. and Bridgeville, Pa. as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its fiscal quarter ending June 29, 2014, and its fiscal year 2014. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, and mining markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company’s ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
The Company may, in the course of its financial presentations, earnings releases, earnings conference calls, and otherwise, publicly disclose certain numerical measures which are or may be considered "non-GAAP financial measures” under SEC Regulation G.  "GAAP" refers to generally accepted accounting principles in the United States.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  The Company’s public disclosures may include non-GAAP measures such as EBITDA and adjusted EBITDA.  EBITDA represents its GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  Adjusted EBITDA represents EBITDA adjusted to exclude non-cash pension and stock compensation expenses. Company management believes that adjusted EBITDA is useful to investors as it provides a measure of the Company’s cash flow prior to capital investments, changes in working capital, and pension contributions. As a result, management believes investors can use this metric as a measure of the Company’s ability to fund its growth initiatives and its pension obligations.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended
	(Unaudited)
	(13 weeks)	(13 weeks)
	March 30,	March 31,
Results of Operations:	2014	2013
Net sales	$24,113	$25,059
Cost of sales	15,961	16,917
Gross profit	8,152	8,142
Operating expenses:
Research and development	799	926
Pension expense	925	1,560
Selling, general and administrative	4,990	4,850
Total operating expenses	6,714	7,336
Income from operations	1,438	806
Provision for income taxes	240	261
Income from continuing operations	1,198	545
Income (loss) from discontinued operations	(144)	(73)
Net income	$1,054	$472

Earnings per common share - basic:
Income from continuing operations	$0.37	$0.17
Income (loss) from discontinued operations	$(0.05)	$(0.02)
Net income per common share	$0.32	$0.15

Earnings per common share - diluted:
Income from continuing operations	$0.35	$0.16
Income (loss) from discontinued operations	$(0.04)	$(0.02)
Net income per common share	$0.31	$0.14

Weighted average shares outstanding:
Basic	3,263	3,213
Diluted	3,392	3,267

Reconciliation of Non-GAAP Financial Measures:
The following table reconciles operating income, the most directly comparable GAAP measure, to adjusted operating income and adjusted EBITDA, non-GAAP financial measures:

	Three months ended
	(Unaudited)
	March 30,	March 31,
	2014	2013
Operating income (GAAP)	$1,438	$806
As a percent of sales	6.0%	3.2%
Add: pension expense	925	1,560
Adjusted operating income (non-GAAP)	$2,363	$2,366
As a percent of sales	9.8%	9.4%
Add: depreciation and amortization	202	188
Add: stock compensation expense	183	210
Adjusted EBITDA (non-GAAP)	$2,748	$2,764
As a percent of sales	11.4%	11.0%

	Three months ended
	(Unaudited)
	March 30,	March 31,
Other Data:	2014	2013
Depreciation expense	$189	$175
Amortization expense	13	13
Capital expenditures	171	142

Magnetek, Inc.
Consolidated Balance Sheet
(in thousands )

	March 30,	December 29,
	2014	2013
	(Unaudited)
Cash	$15,421	$14,960
Restricted cash	262	262
Accounts receivable	14,982	15,100
Inventories	13,391	13,322
Prepaid and other current assets	842	814
Total current assets	44,898	44,458

Property, plant & equipment, net	2,715	2,735
Goodwill	30,401	30,427
Other assets	4,384	4,349

Total assets	$82,398	$81,969

Accounts payable	$9,191	$10,403
Accrued liabilities	4,192	4,833
Total current liabilities	13,383	15,236

Pension benefit obligations, net	47,586	48,461
Other long-term obligations	849	911
Deferred income taxes	9,365	9,125
Total liabilities	71,183	73,733

Common stock	33	33
Paid in capital in excess of par value	142,838	142,598
Retained earnings	18,142	17,088
Accumulated other comprehensive loss	(149,798)	(151,483)
Total stockholders' equity	11,215	8,236

Total liabilities and stockholders' equity	$82,398	$81,969